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                                                                   Exhibit 10.21

[******] DENOTES INFORMATION OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER TO RULE 406

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "AGREEMENT") dated as of September 29, 2005 by and between Anthra Pharmaceuticals, Inc., a Delaware corporation ("SELLER"), and Valera Pharmaceuticals, Inc., a Delaware corporation ("BUYER").

                                   BACKGROUND

     Seller was engaged in the business of developing, manufacturing and selling pharmaceutical products that utilized Valrubicin (as defined in Section 1) as the active ingredient including a product marketed in the United States under the trademark Valstar(R) (the "BUSINESS"). The production, marketing and sale of Valstar was halted due to a manufacturing issue. Buyer desires to purchase from Seller, and Seller desires to sell, transfer and assign to Buyer, certain assets and rights associated with the Business in the United States and Canada including, without limitation, any and all of Seller's rights to manufacture, market, distribute and sell in the United States and Canada pharmaceutical products that have Valrubicin as the active ingredient, and in connection therewith Buyer has agreed to assume certain liabilities associated with the future operation of the Business in the United States and Canada, all on the terms and conditions of this Agreement.

                                      TERMS

     NOW THEREFORE, in consideration of the representations and warranties, covenants and conditions set forth herein, and intending to be legally bound hereby, Buyer and Seller agree as follows:

1. Definitions. The following terms, as used herein, have the following meanings:

     "ACQUIRED ASSETS" has the meaning set forth in Section 2.1.

     "ACQUIRED CONTRACTS" means the agreements described in paragraph (k) of Exhibit A.

     "ACTUAL KNOWLEDGE OF SELLER" means the actual (and not constructive or imputed) knowledge of the directors of Seller (without independent investigation or inquiry).

     "ACTUAL KNOWLEDGE OF BUYER" means the actual (and not constructive or imputed) knowledge of the directors and officers of Buyer (without independent investigation or inquiry).

     "AFFILIATE" means, with respect to a Party, any entity controlling, controlled by or

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under common control with such Party. For purposes of this definition, "control"
means ownership of more than 50% of the outstanding voting securities of the entity or the power to direct the management and policies of the entity, whether by ownership of securities, contract or otherwise.

     "ASSUMED LIABILITIES" has the meaning set forth in Section 2.2.

     "BILL OF SALE AND ASSIGNMENT" has the meaning set forth in Section 2.1.

     "BUSINESS DAY" means any Monday, Tuesday, Wednesday, Thursday or Friday, other than any such day on which the Federal Reserve Bank of New York is closed.

     "CELLTECH" means a UK company registered number 2159282 whose main address is 208 Bath Road, Slough, Berkshire, SL1 3WI, UK and its subsidiaries and affiliates.

     "CELLTECH DEVELOPMENT AGREEMENT" means the development agreement, dated as of July 15, 1997, between Seller and Celltech, as the assignee of Medeva California Inc. (as such agreement may have been amended).

     "CLOSING" has the meaning set forth in Section 3.1.

     "CLOSING DATE" has the meaning set forth in Section 3.1.

     "COMMERCIAL SALE" means, with respect to a particular Product, the sale by or on behalf of the Marketers for use or consumption by the general public of such Product, provided, however, that sales of such Product for research, development, clinical trials, investigation and/or evaluation shall not be deemed sales for use or consumption by the general public.

     "CURRENT FORMULATION" means Valrubicin at a concentration of 40 mg/ml in 50% Cremophor(R) EL (polyoxyethyleneglycol triricinoleate)/ 50% dehydrated alcohol or other formulations that are accepted by the FDA without the regulatory requirement for a formal clinical study to be submitted in support of such change in formulation.

     "EXCLUDED LIABILITIES" has the meaning set forth in Section 2.3.

     "FDA" means the United States Food and Drug Administration and any successor entity thereto.

     "FINANCIAL STATEMENTS" shall mean (a) the audited balance sheet and income statement of Buyer at December 31, 2003 and December 31, 2004 and the related statements of operation and cash flows and the statements of changes in stockholders' equity of the Buyer for the years ended December 31, 2003 and December 31, 2004 and the accompanying footnotes thereto, and (b) the balance sheet and income statement of Buyer as of August 31, 2005 for the eight (8) month period then ended. Copies of the Financial Statements are attached hereto as Exhibit D.


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     "GOVERNMENTAL BODY" means any federal, state, municipal or other governmental department, commission, board, bureau, court, agency, authority or instrumentality, domestic or foreign.

     "INCLUDED INDICATIONS" means BCG-refractory carcinoma-in-situ (CIS) of the bladder.

     "INTELLECTUAL PROPERTY" has the meaning set forth in Section 4.5.

     "IRS" means the Internal Revenue Service.

     "LICENSE AGREEMENT" means an agreement (or, if more than one agreement, the combination of agreements) between Buyer and a Third Party in which Buyer grants such Third Party the right to make, use or sell a Product or Valrubicin. A License Agreement may also involve the supply of a Product or Valrubicin by Buyer to the Third Party.

     "LICENSE FEES" means, with respect to the License Agreement with Paladin Labs and any arrangement pursuant to which Buyer provides Valrubicin or the Product to any Third Party other than a Marketer or Paladin Labs, or in respect of which License Fee Buyer has a payment obligation owing to Seller that is not considered to be payable pursuant to Section 2.5(a)(i) or (a)(ii) hereof, the excess of (i) the proceeds received by Buyer under the License Agreement (including, without limitation, marketing fees, license fees, commission fees, and option fees but specifically excluding research and development fees and proceeds from sales of Product by Buyer to any Third Party, but in no case reduced by taxes on net or gross income), over (ii) the direct "cost of goods sold" allocable to supplies of Valrubicin or the Product so provided by Buyer (exclusive of overhead), calculated in accordance with GAAP and in the manner reflected in Buyer's Financial Statements.

     "MARKETERS" means Buyer, its Affiliates, licensees pursuant to a License Agreement (other than Paladin Labs), or permitted transferees or assignees.

     "NDA" means the New Drug Application relating to Valrubicin approved by the FDA on September 25, 1998.

     "NET SALES" means the total gross sales invoiced and collected by the Marketers with respect to the Commercial Sale of the Product on a worldwide basis for use in any indication by the Marketers less the aggregate of: (i) normal and customary returns, rebates, recalls, chargebacks and discounts (such as those granted or required pursuant to arrangements with Medicare, Medicaid and other third party payors), in each case actually allowed and taken; (ii) freight, transport and delivery, including insurance (if separately identified on the invoice); and (iii) any sales tax, value added tax, goods and services tax or any other tax, customs or duties that may be imposed on the sale of the Product, which taxes, customs or duties are included in gross sales invoiced, but not including any taxes assessed against income derived from such sales.


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     "NEW FORMULATIONS" means any formulation of Valrubicin other than the
Current Formulation.

     "OTHER INDICATIONS" means all indications other than Included Indications approved by the FDA.

     "PALADIN LABS" means Paladin Labs Inc.

     "PARTY" means Seller or Buyer, as the context requires.

     "PERSON" means any natural person, corporation, general partnership, limited partnership, limited liability company, proprietorship, joint venture, trust, association, union, entity, or other form of business organization or any governmental body whatsoever.

     "PRF" means Paul Royalty Fund, L.P., a Delaware limited partnership.

     "PURCHASE PRICE" has the meaning set forth in Section 2.4.

     "PRODUCT" means any and all dosage forms of any finished product that has Valrubicin as its active ingredient.

     "REGULATORY APPROVALS" means the technical, medical and scientific licenses, registrations, authorizations, permits, certificates, consents, confirmations, clearances and approvals (including the prerequisite manufacturing approvals or authorizations, marketing authorizations based upon such approvals and labeling approvals related thereto) that are required by any Regulatory Authority for the manufacture, distribution, marketing, storage, transportation, use and sale of Valrubicin in the territory over which the Regulatory Authority has jurisdiction.

     "REGULATORY AUTHORITY" means the FDA or the comparable Governmental Body of another country or jurisdiction having regulatory oversight over matters similar to that of the FDA.

     "SALE OF THE PRODUCT" means a transaction in which Buyer receives up-front or any other consideration for the sale, license or grant of co-promotion rights of the Product, other than royalties or transfer fees in respect of the sale or distribution of the Product.

     "TRANSACTION DOCUMENTS" has the meaning set forth in Section 4.1.

     "TAX RETURNS" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


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     "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

     "THIRD PARTY" means any person or entity other than Buyer, Seller or their respective Affiliates.

     "VALRUBICIN" means the compound commonly known as N-Trifluoroacetyl adriamycin-14-valerate whose Chemical Abstracts registry number is 56124-62-0.

2. Sale and Purchase of Assets.

     2.1 Acquired Assets. Subject to the terms and conditions of this Agreement, at the Closing and in consideration of the payments made or to be made by Buyer to Seller as described herein, Buyer agrees to purchase and accept from Seller and Seller agrees to convey, sell, transfer, assign and deliver to Buyer, all of Seller's right, title and interest in and to the assets, properties and privileges set forth on Exhibit A hereto and in the Bill of Sale and Assignment (the "BILL OF SALE AND ASSIGNMENT") attached as Exhibit B hereto (such assets, properties and privileges are hereinafter referred to as the "ACQUIRED ASSETS").

     2.2 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall assume and agree to pay, perform, fulfill and discharge the liabilities and obligations described in the Agreement of Assumption of Liabilities (the "AGREEMENT OF ASSUMPTION OF LIABILITIES") attached as Exhibit C (such liabilities and obligations being the "ASSUMED LIABILITIES"). Buyer may, upon providing to Seller documentation that reasonably substantiates payment of such Assumed Liabilities, offset against amounts payable to Seller pursuant to Section 2.4(b) and Section 2.5 an amount equal to Assumed Liabilities actually paid by Buyer up to $250,000.

     2.3 Excluded Liabilities. Notwithstanding any provision in this Agreement or any other writing to the contrary, Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation of Seller or any of its respective Affiliates (or any predecessor owner of all or part of its business and assets) of whatever nature whether presently in existence or arising or asserted hereafter. Without limiting the generality of the foregoing, Buyer is not assuming any liability in respect of: (a) products or services provided by Seller prior to the Closing Date including, without limitation, all product liability arising out of the development, testing, manufacture, marketing or sale of the Product or any other product prior to the Closing Date;
(b) any agreements or contracts of Seller that are not Acquired Contracts including any and all contracts that relate to the licensing, manufacturing, marketing, distribution or sale of Products outside


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the United States and Canada; or (c) any regulatory or other obligation in relation to the licensing, manufacturing, marketing, distribution or sale of Products outside the United States and Canada. All such other liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the "EXCLUDED LIABILITIES").

     2.4 Purchase Price.

          (a) In consideration of the sale, transfer and delivery by Seller to Buyer of the Acquired Assets and of the other agreements of the parties set forth herein (including, without limitation, the assumption by Buyer of the Assumed Liabilities), Buyer agrees to pay to Seller the following amounts (collectively, the "PURCHASE PRICE"):

               (i) US$75,000 upon the execution and delivery of this Agreement by both Buyer and Seller;

               (ii)  the amounts payable under Section 2.4(b); plus

               (iii) the amounts payable under Section 2.5; plus

               (iv)  the amounts payable under Section 2.6.

          (b) Buyer shall pay the following amounts to Seller:

               (i)   US$75,000 at the Closing;

               (ii)  US$150,000 no later than 135 days after the Closing;

               (iii) US$150,000 no later than 270 days after the Closing;

               (iv)  US$150,000 no later than 405 days after the Closing; and


               (v) [******] in cash or by wire transfer of immediately available funds within 10 business days after the calendar quarter in which there have been [******] in cumulative Net Sales since the Closing.


     2.5 Revenue Share on Net Sales.

          (a) Buyer shall also pay to Seller or to Seller's designee an amount equal to:

          (i) [******] of Net Sales derived from sales of Product utilizing for the Current Formulation;

          (ii) with respect to Net Sales derived from sales of Product utilizing New Formulations which sales are made prior to the end of the calendar quarter during


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     which the eighth anniversary of the Closing occurs: (A) [******] of Net
     Sales of such Product for Included Indications, and (B) [******] of Net Sales of such Product for Other Indications; provided that if a third party (other than an Affiliate, successor, licensee or assignee of Buyer) begins marketing or selling a product using Valrubicin as its active ingredient in the United States with an approved indication similar to the Included Indication and it is demonstrated to the reasonable satisfaction of Seller that such third party achieved during the previous calendar year a market share of [******], the rates described in clauses (i) and (ii)(A) above shall be reduced to [******] of Net Sales for the subsequent calendar year (the percentages of Net Sales so payable by Buyer to Seller under this Section 2.5(a), the "REVENUE SHARING PERCENTAGE"); and

          (iii) [******] of License Fees.

          Buyer shall make all payments under this Section 2.5(a) no later than 45 days following the completion of each calendar quarter following the Closing by wire transfer of immediately available funds to an account designated by Seller in writing prior to the date on which payment is due. The amount so remitted on each such date shall equal the Revenue Sharing Percentage of Net Sales for the immediately preceding calendar quarter. The total cumulative amount of payments payable under this Section 2.5(a) shall not exceed US$9,625,000.

          (b) Together with each payment required under Section 2.5(a), Buyer shall furnish to Seller a written report showing: (i) the gross amount invoiced for Commercial Sales during the most recently completed calendar quarter; (ii) the gross amount actually collected from Commercial Sales during the most recently completed calendar quarter; (iii) the deductions permitted in calculating Net Sales; (iv) the calculation of Net Sales from Commercial Sales during the most recently completed calendar quarter; (v) the amount payable to Seller under this Section 2.5 in respect of Net Sales; (vi) the withholding taxes, if any, required to be deducted in respect of the amount payable to Seller under this Section 2.5; and (vii) the amount, if any, of Assumed Liabilities actually paid by Buyer and offset pursuant to Section 2.2 hereof.

          (c) Buyer shall keep complete and accurate records in sufficient detail to support the calculation of Net Sales and the determination of the amounts payable under this Section 2.5. Upon the written request of Seller or PRF and not more than once in each calendar year or more than once as to any calendar quarter, Buyer shall permit an independent certified public accounting firm of nationally recognized standing, selected by Seller or PRF and reasonably acceptable to Buyer, to have access during normal business hours to such of the records of Buyer as may be reasonably necessary to verify the accuracy of the reports delivered under Section 2.5 for any calendar quarter ending less than 3 years prior to the date of such request. The accounting firm shall be required to execute and deliver to Buyer a non-disclosure agreement in a form reasonably acceptable to Buyer before Buyer shall be required to give the accounting firm access to its records. If such accounting firm concludes that additional amounts


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     are owed to Seller under this Section 2.5, then Buyer shall pay the additional amounts within 30 days after the date Seller delivers to Buyer such accounting firm's written report that describes in reasonable detail the methods and calculations it used to determine the amounts payable to Seller under this Section 2.5. Seller shall bear the costs and expenses of any inspection under this Section 2.5; provided, however, that if the inspection discloses that Buyer underpaid Seller by more than 5%, then Buyer shall pay the reasonable fees and expenses charged by the accounting firm, not to exceed US$25,000.

          (d) If the FDA approves an Other Indication, Buyer and Seller will agree upon a mechanism to track and measure sales from Included Indications and Other Indications.

     2.6 Additional Purchase Price. In addition to the Purchase Price payable to Seller pursuant to Sections 2.4 and 2.5, if during any calendar year following the Closing, aggregate Net Sales for such calendar year is equal to [******], then Buyer shall also pay Seller an amount equal to [******] no later than 45 days after the completion of such calendar year, provided that the aggregate amount payable under this Section 2.6 shall not exceed [******] (i.e., a maximum of 4 payments of [******] per year for up to four years in which Net Sales meet or exceed [******]. To the extent that Buyer has incurred and paid costs directly associated with clinical studies related to the approval of New Formulations and/or Other Indications, Buyer shall provide to Seller documentation detailing such costs. Buyer may offset against amounts payable to Seller pursuant to this Section 2.6 up to $500,000 of monies payable for such costs to the extent such costs have not been offset pursuant to Section 2.2 hereof.

     2.7 Withholding. If Buyer is required under any applicable law to withhold any amount due under this Agreement in respect of any taxes payable by Seller, Buyer may withhold such amounts and pay Seller the balance of the amount due after such withholding; provided that Buyer promptly pays the amount withheld to the proper government authority and provides Seller with receipts of such payment.

     2.8 Transfer of Acquired Assets. In the event of a sale by Buyer of the Acquired Assets (including, without limitation, a Sale of the Product by Buyer), or the transfer of the Acquired Assets as part of a sale, merger or consolidation of Buyer, or as part of a transfer of all or substantially all of the assets of Buyer, all payments payable by Buyer under Sections 2.4(b)(i)-(iv) shall become immediately due and payable, and except as set forth below, no consent of Seller to such sale or transfer shall be required. A sale or transfer of the Acquired Assets by Buyer, other than (a) as part of a sale, merger or consolidation of Buyer or (b) as part of a transfer of all or substantially all of the assets of Buyer, shall require the prior written consent of Seller to such sale or transfer, which consent may not be unreasonably withheld or delayed. With respect to any transfer of the Acquired Assets (including, without limitation, as part of a sale, merger or consolidation of Buyer, or as part of a transfer of all or substantially all of the assets of Buyer), the acquiror or successor entity, as applicable, shall be required to expressly acknowledge and assume all obligations of Buyer hereunder unless such assumption occurs by


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operation of law.

     2.9 No Marketing Obligations. Seller acknowledges and agrees that: (a) Buyer has no implied or express obligations to Seller to obtain or maintain any Regulatory Approval in respect of the Product in any jurisdiction; (b) Buyer has no implied or express obligations to Seller in respect of the marketing and sale of the Product including, without limitation, any obligation to use commercially reasonable, best efforts or other efforts to market and sell the Product; (c) although Buyer and Seller have discussed in general terms the potential market for the Product in the United States in treating the Included Indication, Buyer has made no representations, warranties or guarantees to Seller regarding the amount of Net Sales that Buyer may achieve in any time period; (d) Buyer is not in any way obligated to achieve any amount of Net Sales; and (e) Buyer has complete discretion in determining whether, when and how to market the Product.

     2.10 Tax Allocation. By the Closing, Buyer and Seller shall agree to a written allocation of the Purchase Price (including the amount of any Assumed Liabilities properly treated for tax purposes as consideration for the Acquired Assets) among the Acquired Assets, as required under Section 1060 of the Internal Revenue Code of 1986, as amended (the "ALLOCATION SCHEDULE"). Seller and Buyer shall follow and use the Allocation Schedule in all Tax Returns, filings or other related reports made by them to any Governmental Body. To the extent that disclosures of this allocation are required to be made by the parties to the IRS under the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended or any regulations thereunder, Buyer and Seller will disclose such reports to the other prior to filing with the IRS.

     2.11 Transfer Taxes. Buyer shall be responsible for the payment of all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest), if any, which may be payable with respect to the transactions contemplated by this Agreement. Buyer will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other such Taxes and fees and, if required by applicable law, Seller will join in the execution of any such Tax Returns and other documentation. Buyer may offset against amounts payable to Seller pursuant to Section 2.5(a) hereof any such tax and fees so paid upon presenting to Seller documentation that reasonably substantiates such payment.

3. Closing.

     3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement ("CLOSING") shall be held at the offices of Pepper Hamilton LLP, counsel to Buyer, 400 Berwyn Park, 899 Cassatt Road, Berwyn, Pennsylvania 19312 on DECEMBER 15, 2005 at 10:00 a.m., or such earlier date that shall be mutually agreed upon by the parties in writing (the "CLOSING DATE").


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     3.2 Conditions to Closing.

          (a) The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

               (i) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

               (ii) Each other party to this Agreement shall have executed and delivered each of the Transaction Documents to be entered into by it, in each case substantially in the form attached as an exhibit to this Agreement, and any other documents or items required to be delivered by it pursuant to Section 3.3.

          (b) The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

               (i) (A) The representations and warranties of Seller contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Seller pursuant hereto, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (B) Buyer shall have received a certificate signed by the an authorized signatory of Seller to the foregoing effect.

               (ii) No Governmental Body shall have issued any order and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any Governmental Body and be pending.

               (iii) Seller shall have received any required consents (i) to the assignment of each of the agreements listed in Schedule 4.4(c), and
          (ii) from each third party having a contractual right to consent to the transactions contemplated by this Agreement, in each case in form and substance reasonably satisfactory to Buyer and its counsel, and no such consent shall have been revoked.

               (iv) The existing security agreements between PRF and Seller shall have been amended to terminate PRF's security interest in the Acquired Assets, and Seller shall have obtained the Collateral Agent's signature on any documents necessary to effect such termination.

               (v) Buyer shall have performed or complied with in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing, and


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          Seller shall have received at the Closing a certificate from an appropriate officer of Buyer to that effect.

               (vi) Seller shall have obtained any required approval of shareholders of Seller to the consummation of the transactions contemplated by this Agreement..

               (vii) The Celltech Development Agreement and any rights or interests of Celltech pursuant thereto or granted thereunder shall have been terminated, with a letter agreement from Celltech (or its successor) indicating that there are no remaining rights or interest in favor of Celltech or remaining obligations to Celltech (other than certain payment obligations which may be owed by Seller from payments received by Buyer under Section 2 of this Agreement) thereunder. Seller shall have provided Buyer a fully executed copy of such agreement or instrument terminating the Celltech Development Agreement.

               (viii) Seller shall have delivered to Buyer fully executed documents, in form and substance reasonably satisfactory to the Buyer and Buyer's lenders, providing for releases and discharges of all liens attaching to any of the Acquired Assets.

               (ix) The FDA shall not have indicated in writing that it will require a Phase III clinical trial as a condition to reintroduction of the Product into the United States for use in the Included Indication; provided, however, that if the FDA indicates orally on or after November 10, 2005 that it will require a Phase III clinical trial but such indication has not been confirmed in writing by the FDA, the obligation of Buyer to consummate the Closing shall be delayed until the date that is the earlier of (a) 35 days following the date of such oral requirement from the FDA, and (b) the business day next succeeding any retraction or rescission by the FDA, either orally or in writing, of such oral requirement. If written confirmation from the FDA regarding imposition of such clinical trial requirement is received within such 35 day period then Buyer shall not be obligated under this subsection to consummate the Closing.

          (c) The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

               (i) [Reserved]

               (ii) (A) The representations and warranties of Buyer contained in this Agreement at the time of its execution and delivery and in any certificate or other writing delivered by Buyer pursuant hereto, shall be true and correct in all material respects at and as of the Closing Date, as if made at and as of such date and (B) Seller shall have received a certificate signed by the an authorized signatory of Buyer to the foregoing effect.


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

               (iii) No Governmental Body shall have issued any order and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any Governmental Body and be pending.

               (iv) Seller shall have received any required consents to the assignment of each of the Acquired Contracts, in each case in form and substance reasonably satisfactory to Seller, and no such consent shall have been revoked.

               (v) There shall not have occurred or be continuing any event or circumstance which could reasonably be expected to have a material adverse effect on Buyer, its ability to manufacture, market or distribute the Product, or its ability to perform its obligations under this Agreement.

     3.3 Deliveries at Closing.

          (a) At or prior to the Closing, Seller shall deliver to Buyer the following:

               (i)  duly executed Bill of Sale and Assignment;

               (ii) duly executed Agreement of Assumption of Liabilities;

               (iii) such other instruments of sale, transfer, conveyance and assignment in form and substance reasonably satisfactory to Buyer and its counsel as Buyer may reasonably request including, without limitation, assignment agreements with respect to all patent, trademark and copyright rights of Seller transferred pursuant hereto, in each case as may be necessary to vest in Buyer good and marketable title to the Acquired Assets, free and clear of all liens, claims and encumbrances;

               (iv) copies of all filings with and notifications of Governmental
                    Bodies and Regulatory Authorities required to be made by Seller in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

               (v) a certificate of Seller's Secretary or other authorized representative certifying as to (a) the resolutions of its Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (b) the consent


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

                    of its stockholders to the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (c) the power and authority of the signatory to each of the Transaction Documents to which Seller is a party;

               (vi) a certificate as to Seller's good standing and legal
                    existence certified by the Secretary of State of Delaware as of a date within thirty (30) days of the Closing Date;

               (vii) an opinion of counsel to Seller in a form satisfactory to
                    Buyer with respect to such matters as Buyer shall reasonably request;

               (viii) copies of the consents, evidence of termination and assignments described in Sections 3.2(b)(iii)) and (iv);

               (ix) a letter, executed by an authorized representative of
                    Seller, addressed to the FDA assigning all rights in the NDA to Buyer;

               (x) a letter, executed by an authorized representative of Seller, addressed to Health Canada's Therapeutic Products Directorate assigning all rights in the Canadian regulatory submission relating to Valrubicin to Buyer; and

               (xi) a letter, executed by an authorized representative of
                    Seller, addressed to each party listed on Schedule 4.11 notifying such party that title to any inventory or materials in such party's possession belonging to Seller has been transferred to Buyer.

          (b) At or prior to the Closing, Buyer shall deliver to Seller the following:

               (i)  duly executed Bill of Sale and Assignment;

               (ii) duly executed Agreement of Assumption of Liabilities;

               (iii) such other instruments of assumption as Seller may
                    reasonably request;

               (iv) the portion of the Purchase Price set forth in Section
                    2.4(b)(i);

               (vi) a certificate as to Buyer's good standing and legal
                    existence certified by the Secretary of State of Delaware as of a date within 30 days of the Closing Date;

               (vii) a certificate of Buyer's Secretary certifying as to (a) the resolutions of its Board of Directors authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (b) the incumbency of its officers; and

               (viii) an opinion of counsel to Buyer in form and substance satisfactory to Seller with respect to such matters as Seller shall reasonably request.

     3.4 Further Assurances. Each of Seller and Buyer shall from time to time after the Closing at the reasonable request of the other Party and without further consideration execute and deliver such further instrumentation of transfer and assignment and assumption as may be reasonably necessary to give effect to the transactions contemplated hereby.

4. Representations and Warranties by Seller. Seller represents and warrants to Buyer as follows:

     4.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subject to obtaining any required stockholder or third-party consents, Seller has full corporate power and authority to execute and deliver this Agreement and all of the agreements, certificates, instruments and other documents contemplated herein (collectively, the "TRANSACTION DOCUMENTS") and to carry out its obligations thereunder. The execution, delivery and, subject to obtaining any required director, stockholder or third-party consents, performance by Seller of the Transaction Documents have been duly authorized by all necessary corporate action of Seller. Each of the Transaction Documents has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors and by general equity principles. The execution and delivery of the Transaction Documents, the compliance with the provisions thereof by Seller, and the consummation of the transactions contemplated hereby and thereby, will not
(i) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice, consent or waiver under the certificate of incorporation or by-laws of Seller or, to the Actual Knowledge of Seller, under any contract, lease, sublease, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, Security Interest or other interest to which Seller is a party or by which Seller is bound or to which any of the Acquired Assets are subject,
(ii) result in the imposition of any Security Interest upon any of the Acquired Assets or (iii) violate any order, writ, injunction, decree, rule or regulation applicable to Seller or the Acquired Assets, except in each case, where such conflict, breach, default or other matter or violation would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby and thereby. For purposes of this Agreement, "SECURITY INTEREST" means any mortgage, security interest, encumbrance, claim, charge, or other lien (whether arising by contract or by operation of law).

     4.2 Title to Acquired Assets; Condition. Seller owns the Acquired Assets and Seller has and is conveying to Buyer hereunder, upon delivery to Buyer of the instruments of transfer referred to in Section 3.3, good and valid title to the Acquired Assets free and clear of all Security Interests.

     4.3 Contracts; Other Documents.

          (a) To the Actual Knowledge of Seller, Seller has provided to Buyer or Buyer has obtained a correct and complete copy of each Acquired Contract listed on Schedule 1.1(g) to the Bill of Sale and Assignment.

          (b) To the Actual Knowledge of Seller, Seller has provided to Buyer copies of all correspondence, agreements and other documents within its possession related to the sale, manufacture or formulation of Valrubicin, including but not limited to correspondence and agreements with regulatory agencies, manufacturers and distributors.

     4.4 Consents.

          (a) To the Actual Knowledge of Seller, the execution, delivery and performance by Seller of this Agreement and each of the Transaction Documents require no actions by or in respect of, or filing with, any Governmental Body after the Closing other than as listed on Schedule 4.4(a).

          (b) To the Actual Knowledge of Seller, there are no governmental permits, licenses, or other authorizations required as of the Closing Date in connection with the purchase, ownership, manufacture, operation, use, maintenance, storage, sale, transportation, shipment or other disposition of any of the Acquired Assets after the Closing other than as listed on
     Schedule 4.4(b).

          (c) There are no consents, authorizations or approvals required to assign the Acquired Contracts other than as set forth in Schedule 4.4(c).

     4.5 Intellectual Property. All patents, patent applications, registered copyrights, trade names, trademarks and trademark applications which are owned by Seller and related to the Acquired Assets (collectively, the "INTELLECTUAL PROPERTY") are listed on Schedule 4.5(a). To the knowledge of Seller, Schedule 4.5(b) sets forth a good faith list or description of the unregistered copyrights being transferred by Seller to Buyer hereunder. To the Actual Knowledge of Seller, all of Seller's patents and registered trademarks have been duly registered in, filed in or issued by the applicable patent office of each country identified in Schedule 4.5(a), and have been properly maintained and renewed in accordance with all applicable laws and regulations of each such country.

     To the Actual Knowledge of Seller, the use of the Intellectual Property owned by Seller does not require the consent of any other Person. All of Seller's rights to and interest in the Intellectual Property are freely transferable and are owned exclusively by Seller free and clear of any Security Interests. Except as set forth on Schedule 4.5(c), to the Actual Knowledge of Seller, no other Person has an interest in or right or license to use, or right to acquire or the right to license any other Person to use (whether contingent or otherwise), any Intellectual Property in the United States and Canada; no claims or demands of any other Person pertaining thereto have been asserted against Seller in writing, and no proceedings have been instituted or are pending or, to the Actual Knowledge of Seller, threatened, which challenge Seller's rights in respect thereof; to the Actual Knowledge of Seller, none of the Intellectual Property of Seller is being infringed by another Person, nor are any of them subject to any outstanding order, decree, ruling, charge, injunction, judgment or stipulation; and no claim against Seller in writing has been made, or to the Actual Knowledge of Seller, is threatened, charging Seller with infringement of any adversely held patent, trademark or copyright or other intellectual property.

     To the Actual Knowledge of Seller, no current or former partner, director, officer, employee, consultant, independent contractor, stockholder or Affiliate of Seller (or any predecessor in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of Seller's Intellectual Property.

     4.6 Trade Secrets. To the Actual Knowledge of Seller, (a) Seller has the right to use, free and clear of any claims or rights of any other Person, all trade secrets, customer lists and know-how (if any) used by Seller in the marketing of all products being sold, or under development by it and (b) Seller is not in any way making an unlawful or wrongful use of any confidential information, know-how, or trade secrets of any other Person in the marketing of all products being sold, or under development by Seller.

     4.7 Litigation. There is no litigation or governmental or administrative action, suit, proceeding or investigation (domestic or foreign) pending or, to the Actual Knowledge of Seller, threatened against Seller with respect to the Acquired Assets which, if adversely determined, would materially and adversely affect the Acquired Assets or the marketing, use or sale of the Product.

     4.8 Third Party Confidential Information. To the Actual Knowledge of Seller, in connection with this transaction Seller has not disclosed or delivered to Buyer any confidential information of any third party except as otherwise specifically identified to Buyer.

     4.9 Insurance. Schedule 4.9 lists all of the active insurance policies covering Seller for claims arising as a result of the sale or use of Valrubicin. Seller has furnished to Buyer true and complete copies of all insurance policies listed in Schedule 4.9. There is no claim by Seller pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums payable under all such policies have been paid and Seller is otherwise in full compliance with the terms and conditions of all such policies. Such policies of insurance remain in full force and effect.

     4.10 Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller who might be entitled to any fee or commission from Buyer, Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

     4.11 Manufacturing and Formulation. Schedule 4.11 lists each entity that to the Actual Knowledge of Seller has been involved in the manufacture, formulation or supply of Valrubicin.

5. Representations and Warranties by Buyer. Buyer represents and warrants to Seller as follows:

     5.1 Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     5.2 Authority for Agreement. Buyer has full corporate power and authority to execute and deliver each of the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of each of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of Buyer. Each of the Transaction Documents has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws of general application affecting the rights and remedies of creditors and to general equity principles.

     5.3 Finders' Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Buyer, Seller or any of their respective Affiliates upon consummation of the transactions contemplated by this Agreement.

     5.4 Financial Statements. The Financial Statements have been prepared in accordance with generally accepted accounting principles and present fairly in all material respects the financial position and financial results of Buyer as of the dates and for the periods covered thereby. There has been no Material Adverse Change since August 31, 2005.

     5.5 Material Adverse Effect. To the Actual Knowledge of Buyer, no facts or circumstances exist that may reasonably be expected to have a material adverse effect upon the Acquired Assets.

     5.6 Litigation. There is no litigation or governmental or administrative action, suit, proceeding or investigation (domestic or foreign) pending or, to the Actual Knowledge of Buyer, threatened against Buyer which, if adversely determined, would question the validity of, or could materially and adversely affect or prevent the consummation of, the transactions contemplated by this Agreement or any of the other Transaction Documents.

6. Covenants of Seller. Seller agrees that:

     6.1 Conduct of the Business. From the date hereof until the Closing Date, Seller will not sell, lease, license or otherwise dispose of any Acquired Assets or negotiate for, agree or commit to do any of the foregoing. In addition, Seller will not knowingly (i) take or agree or commit to take any action that would make any representation and warranty made by Seller under this Agreement on the date of its execution and delivery inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

     6.2 Access to Information. From the date hereof until the Closing Date, Seller shall use reasonable commercial efforts to (a) give Buyer, its counsel, financial advisors, financing sources, auditors and other authorized representatives full access to the offices, properties, books and records of Seller, (b) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Seller as such Persons may reasonably request and (c) instruct the employees, counsel and financial advisors of Seller to cooperate with Buyer in its investigation of Seller.

     6.3 Notices of Certain Events; Continuing Disclosure.

          (a) Until the dissolution of Seller, Seller shall notify Buyer within 15 business days of:

               (i) any notice or other communication from any Person that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

               (ii) any notice or other communication from any Governmental Body or Regulatory Authority in connection with the transactions contemplated by this Agreement; and

               (iii) any actions, suits, claims, investigations or proceedings commenced or, to Seller's knowledge threatened against, or relating to or involving or otherwise affecting Seller or that relate to the consummation of the transactions contemplated by this Agreement, or any material developments relating to any actions, suits, claims, investigations or proceedings disclosed pursuant to Section 4.8.

          (b) Until the Closing Date, Seller shall have the continuing obligation promptly to advise Buyer with respect to any matter hereafter arising or discovered that, if existing or known at the date of this Agreement, would have been required to be set forth or described in a Schedule to this Agreement, or that constitutes a breach or prospective breach of this Agreement by Seller.

          (c) No notice pursuant to this Section 6.3 shall affect any representation or warranty given by Seller hereunder or any of Buyer's rights under Section 3.2 of this Agreement, nor shall such notice in any way be deemed to limit or impair the disclosures made to Buyer pursuant to the schedules hereto. However, if Buyer does close the transaction, the representations shall be deemed to be modified by the notice for purposes of Section 7 hereof.

     6.4 No Solicitation. Seller agrees that after the signing but prior to the Closing Date, it shall not, and shall not permit any of its respective officers, directors, employees, agents or representatives to, solicit, initiate or encourage (including by way of furnishing any non-public information concerning the Acquired Assets) inquiries or proposals or engage in discussions or negotiations (other than with the Buyer) concerning any acquisition or purchase of the Acquired Assets. Seller shall immediately advise Buyer of any such inquiry or proposal.

     6.5 Corporate Existence. Seller shall maintain its corporate existence until at least one (1) year after the Closing Date. Upon any dissolution of Seller, PRF shall be designated as the agent on behalf of the dissolved Seller and shall be given the sole and exclusive power and authority to act in such capacity for Seller and its successors and assigns in respect of this Agreement and, in such capacity, shall receive from Buyer (or its permitted successors or assigns) any payments due hereunder and shall duly distribute any such amounts received to successors, assigns, creditors or other parties entitled thereto and shall receive and retain, subject to the confidentiality provisions hereof, any Confidential Information contained in a written accountants report delivered to Seller pursuant to Section 2.5(c) hereof. For the avoidance of doubt, Seller and PRF shall not share information contained in such accountants report with any of Seller's investors, stockholders or creditors who are engaged in the development, manufacture, sale or distribution of pharmaceutical products.

     6.6 Cooperation with Seller's Dealings with the FDA. Seller shall cooperate with Buyer in its attempt to secure the FDA's approval of a plan for the reintroduction of the Product into the United States market for use in the Included Indication. Such cooperation shall include: (a) providing Buyer with all correspondence with the FDA and minutes of meetings and phone calls with the FDA; (b) permitting Buyer and its attorneys and consultants to correspond and meet with the FDA to discuss Buyer's proposed acquisition of the NDA and Buyer's plan for the reintroduction of the Product into the United States market for use in the Included Indication; (c) including Buyer in any teleconferences or meetings between the FDA and Seller regarding the NDA; (d) upon reasonable prior notice, participation in teleconferences and in person meetings as requested by Buyer; and (e) making any data or information in Seller's possession or control relating to stability of the Product available to Buyer, its consultants and the FDA. Such cooperation shall not include any responsibility in respect of manufacturing, supplying or testing of validation or other batches of any Product. Notwithstanding the foregoing, at all times prior to the Closing Date communications with the FDA regarding the Acquired Assets, and Buyer's participation in any such meetings, correspondence, teleconferences or other communications, shall be on such terms as are mutually satisfactory to Seller and Buyer. Buyer shall pay all expenses incurred in connection with the obligations under this Section 6.6, provided, however, that Buyer shall be permitted to offset against payments payable to Seller pursuant to Section 2.5(a) any such expenses paid by Buyer representing expenses incurred by Seller pursuant to this Section 6.6.

     6A. Covenants of Buyer. Buyer agrees that, during the period within 540 days after the Closing:

     6.A.1 Notices.

          (a) Buyer shall promptly notify Seller (i) upon entering into any licensing, distribution or other arrangement relating to distribution of the Products, or upon receiving notice of any sublicensing by a licensee of Buyer with respect to the Product, and (ii) of any events or information related to regulatory or manufacturing matters that could reasonably be expected to have a material adverse effect on Buyer's ability to distribute the Product.

          (b) Buyer shall provide Seller with written notice as promptly as practicable (and in any event within five (5) Business Days) after becoming aware of any of the following:

               (i) the entry of an order for relief for Buyer under any bankruptcy statute; and

               (ii) any representation or warranty made or deemed made by Buyer in any of the Transaction Documents to which it is a party or in any certificate delivered to Seller pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made.

     6A.2 Product Sales. Buyer shall not sell Products at reduced prices or grant credits against the purchase prices of the Products to any Person in exchange for the agreement of such Person or its Affiliate to purchase other products. Nothing herein shall prohibit Buyer granting price reductions or credits at levels customarily extended by Buyer.

     6A.3 FDA Guidelines. Buyer shall use its best commercially practicable efforts to comply with all manufacturing guidelines and processes required or suggested by the FDA.

     6A.4 Meetings. If requested by Seller, representatives of each of the Buyer and the Seller shall discuss such matters relating to the Products as Seller may reasonably have inquired.

     6A.5 Counterparty Reports. Buyer shall (a) cause each License Agreement that requires License Fees to be paid to Buyer to include a provision that requires the licensee to deliver on at least a quarterly basis a report documenting the calculation of the Licensee Fees payable to Buyer under the License Agreement; (b) cause each agreement to which Buyer is party the payments under which give rise to any obligation to make payments to Seller pursuant to
Section 2.5(a)(i) or (a)(ii) to include a provision that requires the counterparty to deliver on at least a quarterly basis a report documenting the calculation of Net Sales (including all components of information required to calculate Net Sales) payable to Buyer pursuant to such agreement and (c) make commercially reasonable efforts to enforce such provisions in such agreements.

7. Survival; Indemnification.

     7.1 Survival. Except for the obligations of Seller pursuant to Section 7.2(a)(iv), the agreements, representations and warranties of the parties hereto contained in this Agreement or the Transaction Documents or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing until the second anniversary of the Closing Date. The obligations of Seller pursuant to Section 7.2(a)(iv) and
Section 7.2(a)(v) and liability for breach of the representations and warranties in Section 4.2 shall survive indefinitely.

     7.2 Indemnification.

          (a) Seller hereby indemnifies Buyer, its officers, directors, agents, and its Affiliates against and agrees to hold it harmless from any and all damages, losses, liabilities and expenses (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any claim, action, suit or proceeding) incurred or suffered by Buyer arising out of:

          (i) any misrepresentation or breach of warranty made by Seller pursuant to this Agreement;

          (ii) any breach of any covenant or agreement made by Seller pursuant to this Agreement or any Transaction Document;

          (iii) any claims initiated by any employee, stockholder or creditor of Seller as a result of this Agreement or the transactions contemplated herein, except to the extent that the damages, losses, liabilities and expenses result from a breach by Buyer of any of its representations, warranties, covenants or other obligations hereunder;

          (iv) any third-party claims related solely to the Excluded Liabilities; or

          (v) any product liability or similar third-party claims related to the sale, marketing or use of a Product prior to the Closing Date.

          (b) Buyer hereby indemnifies Seller, its officers, directors, agents, and its Affiliates against and agrees to hold it harmless from any and all damages, losses, liabilities and expenses (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any claim, action, suit or proceeding) incurred or suffered by Seller arising out of:

          (i) any misrepresentation or breach of warranty made by Buyer pursuant to this Agreement; or

          (ii) any breach of any covenant or agreement made by Buyer pursuant to this Agreement or any Transaction Document.

Other than in respect of indemnification claims under Sections 7.2(a)(iv) or
(v), in no event shall either party be entitled to recover an aggregate amount exceeding $5,000,000 pursuant to this Section 7.2.

     7.3 Procedures For Third Party Claims. Any Party seeking indemnification under this Section 7 (the "INDEMNIFIED PARTY") shall give prompt notice to the Party against whom indemnity is sought (the "INDEMNIFYING PARTY") of the assertion of any third party claim; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder, except to the extent that the Indemnifying Party has been prejudiced thereby. The Indemnifying Party may, and at the request of the Indemnified Party shall, participate in and control the defense of any third party claim at its own expense. If the Indemnifying Party assumes control of the defense of any third party claim, the Indemnifying Party shall not be liable under this Section 7 for any settlement effected by the Indemnified Party without its consent of any third party claim. Notwithstanding the foregoing, whether or not the Indemnifying Party assumes the defense of a third party claim, if the Indemnified Party determines in good faith that a third party claim is likely to materially adversely affect it or its business (it being understood that any third party claim related to taxes or the Intellectual Property shall be deemed to have a material adverse effect on the Indemnified Party and its business) in a manner that may not be adequately compensated by money damages, then the

Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such third party claim; provided that in such case the Indemnifying Party will not be liable for any money damages related to a settlement that is effected without its consent. The party controlling the defense of any third party suit, action or proceeding shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.

     7.4 Equitable Relief; Exclusivity. Nothing contained herein shall preclude Buyer or Seller from seeking injunctive or other equitable relief under circumstances where such relief might be appropriate. Section 7.2 shall be the exclusive remedy available to the parties hereto for money damages for any and all claims subject to Section 7.2.

     7.5 Limitations.

          (a) The exclusive means for recovering any indemnification amounts owing to Buyer pursuant to Section 7.2 shall be a set-off against amounts owing to Seller pursuant to Section 2.4(b), Section 2.5 and Section 2.6, the aggregate amount of which (except for indemnification claims under Sections 7.2(a)(iv) or (v)) shall not exceed $5,000,000. Other than as expressly provided in this Section 7.5, Buyer shall have no other recourse to the assets of Seller for amounts owing pursuant to Section 7.2.

          (b) An Indemnified Party shall not be permitted to enforce any claim under Section 7.2 until the aggregate of all such claims of such indemnified party exceeds US$50,000 (the "THRESHOLD AMOUNT"), and then only to the extent that the claims in the aggregate exceed the Threshold Amount.

          (c) Buyer shall not be entitled to indemnification under Section 7.2 for any misrepresentation or breach of warranty made by Seller in this Agreement if, at the time of execution or delivery of this Agreement or at Closing, a director or officer of Buyer had actual (and not constructive or imputed) knowledge of the specific information that caused the representation or warranty to be false or inaccurate. Seller shall not be entitled to indemnification under Section 7.2 for any misrepresentation or breach of warranty made by Buyer in this Agreement if, at the time of execution or delivery of this Agreement or at Closing, a director or officer of Seller had actual (and not constructive or imputed) knowledge of the specific information that caused the representation or warranty to be false or inaccurate.

8. Termination.

     8.1 Grounds for Termination. This Agreement may be terminated:

          (a) By the written agreement of both Buyer and Seller; or

          (b) By Seller if the Closing shall not have been consummated by DECEMBER 15, 2005 (subject to any extension pursuant to Section 3.2(b)(ix) hereof.

     8.2 Effect of Termination.

     If this Agreement is terminated for any reason pursuant to Section 8.1, Seller shall not be required to refund the Purchase Price paid pursuant to
     Section 2.4(a)(i), and the provisions of Sections 2.3 (Excluded Liabilities), 9 (Miscellaneous) and 10 (Confidentiality) shall survive termination of this Agreement.

9. Miscellaneous.

     9.1 Expenses.

          (a) Each of Seller and Buyer shall assume and bear all expenses, costs and fees incurred or assumed by such party in the preparation and execution of the Transaction Documents and the performance of the transactions contemplated thereby, whether or not the transactions shall be consummated; and Buyer and Seller shall indemnify and hold each other harmless from and against any and all liabilities and claims in respect of any such expenses, costs or fees not the responsibility of or assumed by the other party.

          (b) Buyer will pay all (i) sales, use, value added and transfer taxes and costs applicable to such transfer, and (ii) all costs of obtaining or transferring any permits, registrations, applications and other tangible and intangible properties, in each case whether incurred prior to, at or subsequent to the Closing, in effecting the sale and transfer of the Acquired Assets to Buyer as contemplated by this Agreement; provided, however, that Buyer may offset against amounts payable to Seller pursuant to Section 2.5(a) any amounts so paid solely in connection with the closing of the transaction.

          (c) Buyer shall be responsible for all transfer, freight, transportation, shipment, risk of loss, insurance and the like with respect to any and all materials purchased hereunder. Buyer shall promptly accept and take delivery of such material at Seller's location(s).

     9.2 Publicity; Disclosures; Confidential Information. No press release or other public disclosure, either written, electronic or oral, of the transactions contemplated hereby shall be made by Seller, Buyer or any of their respective Affiliates or representatives without the express prior written consent of the other party.

     9.3 Notices. All notices, requests, demands, consents and communications necessary or required under this Agreement shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by overnight courier, or by facsimile (receipt confirmed) to:

     if to Buyer:      Valera Pharmaceuticals, Inc.
                       7 Clarke Drive
                       Cranbury, New Jersey 08512
                       Attention: President
                       Facsimile (609) 235-3200

     with a copy to:   Pepper Hamilton LLP
                       400 Berwyn Park
                       899 Cassatt Road
                       Berwyn, Pennsylvania 19312
                       Attn: Timothy C. Atkins, Esq.
                       Facsimile: (610) 640-7835

     if to Seller:     Anthra Pharmaceuticals, Inc.
                       c/o Lionel Leventhal
                       Paul Capital Partners
                       140 E. 45th Street, 44th Floor
                       New York, New York 10017
                       Facsimile No.: (646) 264-1101

     With a copy to:   Walter Flamenbaum, M.D.
                       Paul Capital Partners
                       140 E. 45th Street, 44th Floor
                       New York, New York 10017
                       Facsimile No.: (646) 264-1101

     with a copy to:   Brown Rudnick Berlack Israels LLP
                       Seven Times Square
                       New York, NY 10036
                       Attention: Thomas J. Cassidy, Esq.
                       Facsimile No.: (212) 209-4801

     with a copy to:   Valerie A. Price
                       Dreier LLP
                       499 Park Avenue
                       New York, New York 10022
                       Facsimile No.: (212) 328-6101

     All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent 5 days following the date on which mailed, or 2


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days following the date mailed if sent by overnight courier, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

     9.4 Successors and Assigns. All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors, heirs and assigns of such party, whether or not so expressed. None of the parties may assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, however that (a) Seller may assign its rights to receive payments under this Agreement and make any assignments incident to dissolution of Seller without the consent of Buyer, and (b) without the consent of Seller, any or all of the rights and interests of Buyer under this Agreement may be assigned (i) to any purchaser of substantially all of the assets of Buyer, (ii) to the surviving entity in any merger or consolidation involving Buyer and (iii) as collateral security to any lender or lenders (including any agent for any such lender or lenders) providing financing in connection with the transactions contemplated by this Agreement, or to any assignee or assignees of such lender, lenders or agent.

     9.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     9.6 Severability. In the event that any one or more of the provisions contained herein is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of parties' rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.7 Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or entity other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement or any other certificate, document, instrument or agreement executed in connection herewith.

     9.8 Governing Law. This Agreement, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of New York (without giving effect to the conflicts of laws provisions thereof). Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement will be commenced and maintained in any court of competent jurisdiction located in the State of New York. Each of the parties hereto further agrees that process may be served upon it by certified mail, return receipt requested, addressed as more generally provided in

Section 9.3 hereof, and consents to the exercise of jurisdiction of the courts of the State of New York over it and its properties with respect to any action, suit or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby or the enforcement of any rights under this Agreement.

     9.9 Entire Agreement. This Agreement, including the Schedules and Exhibits, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by all the parties hereto, have been expressed herein or in such Schedules or Exhibits or the Exclusivity Agreement. This Agreement may not be amended except by an instrument in writing signed by Seller and Buyer.

10. Confidentiality.

     10.1 Definition of Confidential Information.

     "CONFIDENTIAL INFORMATION" means, inter alia, any legal, commercial, financial or other information, accounts, financial statements, reports, minutes of meetings, correspondence, business or research strategies, technical data, or know-how, regarding the Product and more generally any information regarding Seller, Buyer or this Agreement or the transactions contemplated hereby provided in any form.

     "CONFIDENTIAL INFORMATION" does not include information which (a) is already in the receiving party's possession and not subject to any other confidentiality agreements, (b) becomes generally available to the public other than as a result of disclosure by the receiving party, its directors, officers, affiliates, investors, employees, or advisors, or (c) becomes available to the receiving party on a non-confidential basis, provided that the source of such information is not known to the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy.

     10.2 Nondisclosure of Confidential Information. The parties agree that they shall not, nor shall their officers, directors, affiliates, employees or agents (which, for purposes solely of this Section 10.2, shall be deemed to include
PRF):

          (a) use any Confidential Information for any purpose except to carry out the transactions contemplated by this Agreement;

          (b) disclose any Confidential Information to third parties, except as required by law or legal process.

Each Party shall take all reasonable measures to protect the secrecy of and avoid disclosure of Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such Confidential Information. Notwithstanding anything herein to the contrary, except as reasonably necessary to comply with applicable securities laws, each party to this Agreement (and each employee, representative, or other agent of such


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party) may (i) consult any tax advisor regarding the U.S. federal income tax treatment or tax structure of the transaction, and (ii) disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to the taxpayer related to such tax treatment and tax structure. For this purpose, "tax structure" is limited to any facts relevant to the U.S. federal income tax treatment of the transaction and does not include information relating to the identity of the parties.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

                                        SELLER:

                                        ANTHRA PHARMACEUTICALS, INC.


                                        By: /s/ Lionel Leventhal
                                            ------------------------------------
                                            Lionel Leventhal
                                            Director and Authorized Signatory


                                        BUYER:

                                        VALERA PHARMACEUTICALS, INC.


                                        By: /s/ David S. Tierney
                                            ------------------------------------
                                            David S. Tierney, President